Exhibit 99.1

ESH Acquisition Corp. Announces Pricing of $100,000,000 Initial Public Offering

NEW YORK, NEW YORK , June 13, 2023 (GLOBE NEWSWIRE) -- ESH Acquisition Corp. (NASDAQ: ESHAU)  (the “Company”) today announced the pricing of its initial public offering of 10,000,000 units, at a price to the public of $10.00 per unit. The units will be listed on The Nasdaq Stock Market LLC (the “Nasdaq”) and will trade under the ticker symbol “ESHAU” beginning on June 14, 2023. Each unit consists of one share of Class A common stock and one right. Each right entitles the holder to receive one-tenth (1/10) of one share of its Class A common stock upon the consummation of the Company’s initial business combination. After the securities comprising the units begin separate trading, the shares of Class A common stock and the rights are expected to be listed on the Nasdaq under the symbols “ESHA” and “ESHAR,” respectively. The offering is expected to close on or about June 16, 2023, subject to the satisfaction of customary closing conditions.

I-Bankers Securities, Inc. and IB Capital LLC are acting as joint book-running managers for the offering and Dawson James Securities, Inc. is acting as co-manager of the offering. The underwriters have been granted a 30-day option to purchase up to an additional 1,500,000 units offered by the Company to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus related to this offering may be obtained from I-Bankers Securities, Inc. at 2500 N Military Trail, Suite 160-A, Boca Raton, FL 33431.

A registration statement relating to the securities was declared effective by the Securities and Exchange Commission (“SEC”) on June 13, 2023. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ESH Acquisition Corp.

The Company is a newly organized blank check company formed for  the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities. While the Company may pursue an initial business combination target in any business, industry or geographical location, it intends to focus its search on businesses that are focused in the music and entertainment, sports and hospitality industries.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including with respect to the closing of the offering and the anticipated use of the proceeds thereof, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements, including those set forth in the “Risk Factors” section of the preliminary prospectus used in connection with the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. No assurance can be given the offering discussed above will be completed on the terms described, or at all, or the net proceeds of the offering will be used as indicated. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

Jonathan Morris
jonathan@eshacquisition.com
(407) 720-9250